Exhibit 99.12

Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340 News Release For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FOURTH

QUARTER NET INCOME OF $202.7 MILLION, DOWN 1%

Fourth Quarter Net Income Per Diluted Share of $1.88, down 1%,

Fourth Quarter Credit Enhancement Production(1) $314.5 million, down 21%

NEW YORK, January 31, 2007—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced fourth quarter 2006 net income of $202.7 million, or $1.88 per diluted share. This represents a 1% decrease from fourth quarter 2005 net income of $204.3 million, or $1.90 per diluted share.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the fourth quarter 2006, net security gains and losses had the effect of increasing net income by $3.6 million, or $0.04 on a per diluted share basis. Other items during the fourth quarter 2006 had a net income effect of ($3.9) million, ($0.04) on a per diluted share basis, and represents the write-off of previously deferred issuance expenses related to debentures that were redeemed in October 2006. Accelerated earnings had the effect of increasing net income by $18.1 million, or $0.17 per diluted share for the fourth quarter 2006. Table I, below, provides fourth quarter and full year comparisons of earnings for 2006 and 2005.

Ambac Fourth Quarter 2006 Earnings/2

Table I

Earnings Per Diluted Share

	Fourth Quarter			Full Year
	2006	2005	% Change	2006	2005	% Change
Net income per diluted share	$1.88	$1.90	-1%	$8.15	$6.87	+19%
Effect of net security gains	$(0.04)	$(0.12)	n.a.	$(0.48)	$(0.40)	n.a.
Other items	$0.04	$0.00	n.a.	$0.04	$0.00	n.a.

Operating earnings (a)(b)	$1.88	$1.78	+6%	$7.71	$6.47	+19%
Effect of accelerated earnings	$(0.17)	$(0.19)	n.a.	$(0.63)	$(0.74)	n.a.

Core earnings(b)	$1.71	$1.59	+8%	$7.08	$5.73	+24%

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2 on page 9.

Commenting on the overall results, Ambac Chairman and Chief Executive Officer, Robert J. Genader, noted, “I am satisfied with our overall business results for the quarter and for the full year. Despite one of the most difficult business environments the industry has faced in many years, Ambac’s full-year top line production is very acceptable. Most gratifyingly, our record-level full-year international production demonstrates our success in expanding our global reach, as our triple-A financial strength and reputation for innovative and efficient execution is now firmly planted across a broad segment of the international markets.”

Revenues

Highlights

•	Credit enhancement production(1) in the fourth quarter of 2006 was $314.5 million, down 21% from the fourth quarter of 2005 which came in at $395.8 million. Growth in international was more than offset by declines in U.S. public finance and U.S. structured finance.

Credit enhancement production(1) for the full year of 2006 of $1,295.2 million was 4% higher than credit enhancement production of $1,249.4 million in 2005, as significant growth in international business more than offset the decline in the U.S. public finance business.

Table II, below, provides the fourth quarter and full year comparisons of credit enhancement production by market segment for 2006 and 2005.

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Ambac Fourth Quarter 2006 Earnings/3

Table II

Credit Enhancement Production(1)

$-millions	Fourth Quarter			Full Year
	2006	2005	% Change	2006	2005	% Change
Public Finance	$84.0	$153.5	-45%	$405.0	$550.8	-26%
Structured Finance	97.1	143.4	-32%	479.3	479.0	0%
International	133.4	98.9	+35%	410.9	219.6	+87%

Total	$314.5	$395.8	-21%	$1,295.2	$1,249.4	+4%

In public finance, Ambac’s premium production was lower while overall market issuance, as reported by third party sources, was up approximately 24% quarter on quarter. The increase in issuance for the quarter was driven by strong new-money issuance across a broad range of municipal sectors. Ambac’s market share remained stable at approximately 23% but the mix of business written in the fourth quarter 2006 varied significantly from the comparable prior period. Ambac’s fourth quarter 2005 production included three large well-priced transactions and strong business flow in the health care sector. While fourth quarter 2006 overall market deal flow was fairly strong, the mix of issuance during the quarter was more inclined towards smaller, less complex transactions. Additionally, pricing continues to be negatively affected by competition from other financial guarantors.

U.S. structured finance production during the quarter was lower as the fourth quarter 2005 included two very large transactions (an auto rental securitization and a commercial asset-backed securitization) which combined represented almost 40% of the total structured finance production from that period. Otherwise, the current quarter was characterized by increased business activity in the investor-owned utility, pooled debt obligations and consumer asset-backed securities sectors. Competition from the senior/subordinated market remains challenging and spreads remain tight across most asset classes of U.S. structured finance.

International production was stronger as Ambac closed three large U.K. transactions in the current quarter and the geographic breadth of transactions closed was once again, encouraging. During the quarter, Ambac closed deals in five different countries along with several multi-national pooled debt obligations transactions. Management continues to believe that the broad international markets provide an array of opportunities and will be a driver of short-term and long-term growth for the industry.

•	Net premiums written (which represent premiums collected during the period, net of reinsurance) in the fourth quarter of 2006 of $223.6 million were 17% lower than net premiums written of $268.1 million in the comparable period of 2005. Gross premiums written in the fourth quarter of 2006 and 2005 were $251.8 million and $306.1 million, respectively. The decreases in net and gross premiums written are primarily attributable to less U.S. public finance business written during the fourth quarter of 2006. Ceded premiums as a percentage of gross premiums written were 11.2% and 12.4% for the fourth quarter of 2006 and 2005, respectively.

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Ambac Fourth Quarter 2006 Earnings/4

Net premiums written for the full year of 2006 of $893.2 million were 10% lower than net premiums written of $996.3 million in 2005. Excluding the impact of return premiums from reinsurance cancellations in each of the years ($37.0 million in the first quarter of 2006 and $55.8 million in the first quarter of 2005), net premiums written are down 9% year on year primarily due to less U.S. public finance business written during 2006.

A breakdown of gross premiums written by market segment and ceded premiums for the fourth quarter and full year 2006 and 2005 are included below in Table III.

Table III

Premiums Written

$-millions	Fourth Quarter			Full Year
	2006	2005	% Change	2006	2005	% Change
Public Finance	$89.4	$159.1	-44%	$375.7	$552.2	-32%
Structured Finance	85.9	83.3	+3%	333.6	314.5	+6%
International	76.5	63.7	+20%	287.4	229.3	+25%

Total Gross Premiums Written	251.8	306.1	-18%	996.7	1,096.0	-9%
Ceded Premiums Written	(28.2)	(38.0)	-26%	(103.5)	(99.7)	+4%

Net Premiums Written	$223.6	$268.1	-17%	$893.2	$996.3	-10%

•	Net premiums earned and other credit enhancement fees for the fourth quarter of 2006 were $223.4 million, which represented a 3% increase from the $217.6 million earned in the fourth quarter of 2005. The increase was driven by higher normal premiums and other credit enhancement fees across all segments, partially offset by lower accelerated premiums from refundings and policy termination fees.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $32.1 million in the fourth quarter of 2006, down 9% from $35.4 million in accelerated premiums in the fourth quarter of 2005.

Net premiums earned and other credit enhancement fees for the full year 2006 were $871.4 million, up 1% from $866.4 million earned in 2005. Accelerated premiums were $119.0 million for the full year 2006, down 17% from $143.3 million in accelerated premiums in 2005.

A breakdown of net premiums earned and other credit enhancement fees by market segment for the fourth quarter and full year 2006 and 2005 are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac Fourth Quarter 2006 Earnings/5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Fourth Quarter			Full Year
	2006	2005	% Change	2006	2005	% Change
Public Finance	$58.3	$57.0	+2%	$231.1	$223.6	+3%
Structured Finance	82.2	76.8	+7%	317.3	288.5	+10%
International	50.8	48.4	+5%	204.0	211.0	-3%

Total Normal Premiums/Fees	191.3	182.2	+5%	752.4	723.1	+4%
Accelerated Premiums	32.1	35.4	-9%	119.0	143.3	-17%

Total	$223.4	$217.6	+3%	$871.4	$866.4	+1%

Public finance earned premiums, before accelerations, grew 2% this quarter. Earned premium growth in this segment has been negatively impacted by the high level of refunding activity in Ambac’s public finance book over the past two years, increasingly competitive pricing and the mix of business underwritten in recent periods.

Structured finance earned premiums and other credit enhancement fees grew 7%. The rate of growth in structured finance improved in 2006 driven by strong recent premium production in asset classes such as commercial asset-backed securities, auto securitizations and pooled debt obligations. Narrow credit spreads and accelerated prepayment speeds in the mortgage-backed and home equity book of business persist, continuing to partially offset the positive effects of new business writings in other asset classes.

International earned premiums and other credit enhancement fees increased 5%. This represents the first increase in this segment since the third quarter 2005 and was driven primarily by strong business writings across many geographies and asset classes during 2006. The paydowns and calls that had beset the international business in 2005 and the first half of 2006, slowed in the latter half of this year.

•	Net investment income for the fourth quarter of 2006 was $110.5 million, representing an increase of 14% from $96.7 million in the comparable period of 2005. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees and a $200 million capital contribution from the parent company that occurred in late December 2005.

Note that Ambac has deconsolidated its previously reported Variable Interest Entities (“VIEs”) due to new interpretive guidance recently issued by the Financial Accounting Standards Board. Affected balances in all accounts, primarily investment income and interest expense, have been adjusted accordingly for all periods presented.

Net investment income for the full year of 2006 was $423.9 million, representing an increase of 12% from $378.1 million in the comparable period of 2005, primarily as a result of the reasons provided above.

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Ambac Fourth Quarter 2006 Earnings/6

•	Financial services revenues. The financial services segment is comprised of the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $12.7 million in the fourth quarter of 2006, up 11% from $11.4 million in the fourth quarter of 2005. The increase was primarily due to higher mark-to-market gains included within derivative products revenues in the fourth quarter 2006.

Financial services revenues were $48.5 million in the full year 2006, up 4% from the $46.8 million of revenues in 2005.

Expenses

Highlights

•	Financial guarantee expenses of $43.4 million for the fourth quarter of 2006 were flat compared to $43.5 million of expenses for the fourth quarter of 2005. Financial guarantee loss and loss expenses were $9.6 million in the fourth quarter of 2006, down from $15.6 million in the fourth quarter of 2005. See “Loss Reserve Activity,” below, for additional information on losses. Net underwriting and operating expenses of the financial guarantee segment totaled $33.8 million in the fourth quarter of 2006, up 21% from $27.9 million in the fourth quarter of 2005 primarily due to increased compensation expense.

Financial guarantee expenses of $153.7 million for the full year 2006 decreased 43% from $267.6 million in 2005. The decrease results primarily from lower loss expenses partially offset by higher compensation expenses in 2006.

Loss Reserve Activity

•	Case basis loss reserves (loss reserves for exposures that have defaulted) decreased $84.2 million during the fourth quarter of 2006 from $126.7 million at September 30, 2006 to $42.5 million at December 31, 2006. The decrease was driven by the settlement of several impaired transactions during the quarter including a health care transaction that had been fully-reserved. Total claim payments during the quarter amounted to $68.8 million.

•	Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on certain adversely classified insured transactions. Ambac continuously monitors its insured portfolio actively seeking to mitigate claims. The ACR increased by $25.0 million during the quarter, from $147.6 million at September 30, 2006 to $172.6 million at December 31, 2006. The increase was driven primarily by net increases in reserves on certain credits within the U.S. public finance portfolio, most notably within the transportation sector. At December 31, 2006, the specific Hurricane Katrina-related provision amounts to $50.1 million, down slightly from $50.5 million at September 30, 2006. Ambac did not pay any Katrina-related claims during the year.

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Ambac Fourth Quarter 2006 Earnings/7

Other Items

•	Total net securities gains/(losses) for the fourth quarter of 2006 were $5.8 million, or $0.04 per diluted share; consisting of net realized gains on investment securities of $9.6 million, net mark-to-market losses on credit and total return derivatives of ($4.8) million and net mark-to-market gains on non-trading derivative contracts of $1.0 million. For the fourth quarter of 2005, net securities gains/(losses) were $20.0 million, or $0.12 per diluted share; consisting of net realized losses on investment securities of ($2.2) million, net mark-to-market gains on credit and total return derivatives of $22.0 million and net mark-to-market gains on non-trading derivative contracts of $0.2 million.

Total net securities gains/(losses) for the full year of 2006 were $80.2 million, or $0.48 per diluted share; consisting of net realized gains on investment securities of $67.1 million, net mark-to-market gains on credit and total return derivatives of $11.6 million and net mark-to-market gains on non-trading derivative contracts of $1.5 million. Approximately $56 million of the net realized gains on investment securities in 2006 relate to cash recoveries received during the year related to a security in the investment agreement portfolio that had been written down in 2002 and 2003. For the full year of 2005, net securities gains were $73.1 million, or $0.40 per diluted share; consisting of net realized gains on investment securities of $8.6 million, mark-to-market losses on credit derivatives and total return swaps of $15.0 million and net mark-to-market gains on non-trading derivative contracts of $49.5 million. The mark-to-market gains on non-trading derivative contracts relate almost entirely to interest rate hedge contracts in Ambac’s investment agreement business that were redesignated to meet the technical requirements of FAS 133 as of July 1, 2005.

Balance Sheet

Highlights

•	Total assets as of December 31, 2006 were $20.27 billion, up 9% from total assets of $18.55 billion at December 31, 2005. The increase was driven primarily by cash generated from operations during the period.

•	As of December 31, 2006, stockholders’ equity was $6.18 billion, a 15% increase from year-end 2005 stockholders’ equity of $5.38 billion. The increase was primarily the result of net income during the period.

Cash Dividend Declared

At its January 2007 Board meeting, the Board of Directors approved the regular quarterly cash dividend of $0.18 per share of common stock. The dividend is payable on March 7, 2007 to stockholders of record on February 12, 2007.

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Ambac Fourth Quarter 2006 Earnings/8

Forward-Looking Statements

This release, in particular the Chairman and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) inadequacy of reserves established for losses and loss adjustment expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac Fourth Quarter 2006 Earnings/9

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.4% and 7.0% during the fourth quarter of 2006 and 2005, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$-millions	Fourth Quarter		Full Year
	2006	2005	2006	2005
Credit enhancement production	$314	$396	$1,295	$1,249
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(192)	(229)	(836)	(674)

Gross up-front premiums written	$122	$167	$459	$575
Gross installment premiums written on insurance policies	130	139	538	521

Gross premiums written	$252	$306	$997	$1,096

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors. Operating earnings measures income from operations excluding the impact of investment portfolio realized gains and losses, mark-to-market gains and losses from certain non-trading derivative instruments and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months and Years Ended December 31, 2006 and 2005

(Dollars in Thousands Except Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Revenues:
Financial Guarantee:
Gross premiums written	$251,776	$306,079	$996,669	$1,096,023
Ceded premiums written	(28,155)	(37,966)	(103,496)	(99,673)

Net premiums written	$223,621	$268,113	$893,173	$996,350

Net premiums earned	$208,029	$205,103	$811,623	$816,324
Other credit enhancement fees	15,360	12,474	59,760	50,091

Net premiums earned and other credit enhancement fees	223,389	217,577	871,383	866,415
Net investment income	110,540	96,700	423,885	378,096
Net realized investment gains	4,243	303	7,085	6,307
Net mark-to-market (losses) gains on credit derivative contracts	(838)	18,403	9,068	13,618
Other income	4,192	5,967	39,559	12,467
Financial Services:
Investment income	104,248	77,348	391,732	270,299
Derivative products	5,689	2,555	16,638	15,757
Net realized investment gains (losses)	5,388	(2,494)	59,255	2,314
Net mark-to-market (losses) gains on total return swap contracts	(4,032)	3,585	2,508	1,330
Net mark-to-market (losses) gains on non-trading derivatives	(177)	(4,668)	(1,414)	44,201
Corporate:
Net investment income	1,673	2,025	11,614	3,345
Net realized investment gains	—	—	791	—

Total revenues	454,315	417,301	1,832,104	1,614,149

Expenses:
Financial Guarantee:
Loss and loss expenses	9,598	15,601	20,004	149,856
Underwriting and operating expenses	33,831	27,855	133,740	117,701
Financial Services:
Interest on investment and payment agreements	97,280	68,474	359,904	239,255
Operating expenses	2,395	3,521	12,389	13,683
Interest	16,870	15,243	75,294	55,896
Corporate	9,881	3,703	20,560	14,994

Total expenses	169,855	134,397	621,891	591,385

Income before income taxes	284,460	282,904	1,210,213	1,022,764
Provision for income taxes	81,782	78,652	334,302	271,754

Net income	$202,678	$204,252	$875,911	$751,010

Net income per share	$1.90	$1.92	$8.22	$6.94

Net income per diluted share	$1.88	$1.90	$8.15	$6.87

Weighted average number of common shares outstanding:
Basic	106,724,069	106,445,909	106,593,409	108,280,281

Diluted	107,813,332	107,534,753	107,536,339	109,394,985

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2006 and December 31, 2005

(Dollars in Thousands Except Share Data)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $16,484,257 in 2006 and $14,391,506 in 2005)	$16,800,338	$14,734,494
Fixed income securities pledged as collateral, at fair value (amortized cost of $311,546 in 2006 and $378,480 in 2005)	307,101	371,160
Short-term investments, at cost (approximates fair value)	311,759	472,034
Other (cost of $13,427 in 2006 and $13,537 in 2005)	14,391	14,173

Total investments	17,433,589	15,591,861

Cash	31,868	27,619
Securities purchased under agreements to resell	273,000	419,000
Receivable for securities sold	12,857	2,161
Investment income due and accrued	193,199	171,331
Reinsurance recoverable on paid and unpaid losses	3,921	3,730
Prepaid reinsurance	315,498	303,383
Deferred acquisition costs	252,115	201,518
Loans	625,422	684,762
Derivative assets	1,019,339	981,068
Other assets	107,005	159,425

Total assets	$20,267,813	$18,545,858

Liabilities and Stockholders' Equity

Liabilities:
Unearned premiums	$3,037,544	$2,940,988
Loss and loss expense reserve	220,074	304,139
Ceded reinsurance balances payable	20,084	23,746
Obligations under investment and payment agreements	8,202,590	7,056,222
Obligations under investment repurchase agreements	154,287	196,568
Deferred income taxes	278,622	263,671
Current income taxes	34,781	16,726
Long-term debt	991,804	1,191,735
Accrued interest payable	105,129	99,892
Derivative liabilities	667,066	807,527
Other liabilities	275,670	250,241
Payable for securities purchased	95,973	11,641

Total liabilities	14,083,624	13,163,096

Stockholders' equity:
Preferred stock	—	—
Common stock	1,092	1,092
Additional paid-in capital	790,168	723,680
Accumulated other comprehensive income	197,576	202,312
Retained earnings	5,454,575	4,703,256
Common stock held in treasury at cost	(259,222)	(247,578)

Total stockholders' equity	6,184,189	5,382,762

Total liabilities and stockholders' equity	$20,267,813	$18,545,858

Number of shares outstanding (net of treasury shares)	105,730,553	105,639,446

Book value per share	$58.49	$50.95

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

December 31, 2006 and December 31, 2005

(Dollars in Millions)

The following table sets forth Ambac Assurance's consolidated capitalization as of December 31, 2006 and December 31, 2005, respectively, on the basis of accounting principles generally accepted in the United States of America.

	December 31, 2006	December 31, 2005

	(unaudited)
Unearned premiums	$3,048	$2,953
Other liabilities	2,021	1,933

Total liabilities	5,069	4,886

Stockholder's equity:
Common stock	82	82
Additional paid-in capital	1,509	1,453
Accumulated other comprehensive income	142	137
Retained earnings	5,259	4,510

Total stockholder's equity	6,992	6,182

Total liabilities and stockholder's equity	$12,061	$11,068